UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011 (March 25, 2011)

TPC GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34727	20-0863618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5151 San Felipe, Suite 800, Houston, Texas 77056
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (713) 627-7474

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 25, 2011, TPC Group Inc. (the “Company”) and Michael T. McDonnell entered into an amendment (the “Amendment”) to the employment agreement dated as of March 18, 2011 (the “Employment Agreement”). The Employment Agreement provided that Mr. McDonnell would receive long term incentive awards consisting of a restricted stock unit award and a stock appreciation rights award, each valued at $750,000 on the date of grant. The Amendment specifies that the stock appreciation rights portion of the long term incentive award will cover a stated 80,000 shares of common stock of the Company, and the terms of the stock appreciation rights are set forth in an agreed form of award agreement.

As contemplated by the Employment Agreement and the related Amendment, on March 25, 2011, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) granted to Mr. McDonnell an award of 26,270 restricted stock units (“RSUs”), and a stock appreciation rights award covering 80,000 shares of common stock of the Company (the “SARs”). Each RSU represents the right to receive one share of common stock of the Company, in accordance with the Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan (the “Plan”). Each SAR represents the right to receive a payment, in common stock of the Company, equal to the excess of the fair market value of one share of common stock on the date the right is exercised over the grant price of $28.55 in accordance with the terms of the Plan.

The RSUs will vest in full, and the SARs will become vested and exercisable, on January 1, 2014 if Mr. McDonnell has been continuously employed by the Company through that date. In addition, if Mr. McDonnell’s employment is terminated during the initial term of the Employment Agreement ending December 31, 2013, or during any one-year renewal term, by the Company without cause, by Mr. McDonnell with good reason (in each case as defined in the Employment Agreement) or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by the Company, he will be entitled to pro-rata vesting of the RSUs and pro-rata vesting and exercisability of the SARs based on the ratio of his actual months of employment to 33 months. If Mr. McDonnell’s employment is terminated by the Company without cause, by Mr. McDonnell with good reason or if his employment terminates at the end of the initial term or a one-year renewal term due to notice of non-renewal delivered by the Company, any of which occurs within the period beginning four months before and ending one year after a change of control (as defined in the Employment Agreement), he will be entitled to full vesting of his RSUs, and his SARs will become fully vested and exercisable. In the case of any other termination of employment, unvested RSUs and SARs will be forfeited.

The right to exercise any vested SARs will expire on March 25, 2016, or if earlier, upon any termination of employment by the Company for cause or upon the first anniversary of any other termination of employment.

Both the RSUs and the SARs specify that, in the event the Company’s consolidated financial statements for any of the years during which the awards are unvested are required to be restated and the Compensation Committee determines that any fraud, negligence or intentional misconduct by Mr. McDonnell was a significant contributing factor to the restatement, then the Compensation Committee may impose remedies including cancellation of the awards and repayment of any proceeds of the awards.

The foregoing description of the RSUs, the SARs, the Amendment and the Employment Agreement is qualified in its entirety by reference to the Restricted Stock Unit Award Agreement, the Stock Appreciation Rights Agreement, the Amendment and the Employment Agreement, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Restricted Stock Unit Award Agreement, effective as of March 25, 2011, between TPC Group Inc. and Michael T. McDonnell

10.2	Stock Appreciation Rights Agreement, effective as of March 25, 2011, between TPC Group Inc. and Michael T. McDonnell

10.3	Amendment to Executive Employment Agreement, dated as of March 25, 2011, by and between TPC Group Inc. and Michael T. McDonnell

10.4	Executive Employment Agreement between TPC Group Inc. and Michael T. McDonnell dated as of March 18, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 18, 2011)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPC GROUP INC.

Date: March 28, 2011	By:	/s/ Shannon B. Weinberg
Shannon B. Weinberg
Deputy General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Restricted Stock Unit Award Agreement, effective as of March 25, 2011, between TPC Group Inc. and Michael T. McDonnell

10.2	Stock Appreciation Rights Agreement, effective as of March 25, 2011, between TPC Group Inc. and Michael T. McDonnell

10.3	Amendment to Executive Employment Agreement, dated as of March 25, 2011, by and between TPC Group Inc. and Michael T. McDonnell

10.4	Executive Employment Agreement between TPC Group Inc. and Michael T. McDonnell dated as of March 18, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 18, 2011)